EXHIBIT 10.3

FIRST AMENDMENT TO LEASE

(Seaview Corporate Center)

THIS FIRST AMENDMENT TO LEASE (“First Amendment”) is made and entered into as of the 31st day of October, 2010, by and between AG/POP SEAVIEW CORPORATE, L.P., a Delaware limited partnership (“Landlord”) and THE ACTIVE NETWORK, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A. Seaview PFG, LLC, a Delaware limited liability company (“Original Landlord”) and Tenant entered into that certain Office Lease dated as of November 11, 2006 (the “Lease”), whereby Original Landlord leased to Tenant and Tenant leased from Original Landlord certain office space located in that certain building located and addressed at 10182 Telesis Court, San Diego, California (the “Building”). Landlord is the successor-in-interest in the Lease to Original Landlord.

B. This First Amendment shall supersede that certain First Amendment to Lease dated as of May, 2010 by and between Landlord and Tenant (the “Prior First Amendment”) and such Prior First Amendment shall be deemed null and void as of the date of the full execution and delivery of this First Amendment by Landlord and Tenant.

C. By this First Amendment, Landlord and Tenant desire to restate the term of the Lease, expand the Existing Premises (as defined below) and to otherwise modify the Lease as provided herein.

D. Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T:

1. The Existing Premises. Landlord and Tenant hereby stipulate and agree that pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord that certain office space in the Building containing 61,587 rentable square feet consisting of (i) 19,082 rentable square feet located on the entire first (1st) floor of the Building, (ii) 21,153 rentable square feet located on the entire second (2nd) floor of the Building, and (iii) 21,352 rentable square feet located on the entire third (3rd) floor of the Building (collectively, the “Existing Premises”), all as more particularly described in the Lease.

2. Expansion of the Existing Premises.

2.1. 6th Floor Expansion Space. That certain space containing 18,599 rentable square feet located on the entire sixth (6th) floor of the Building as outlined on the floor plan attached hereto as Exhibit “A” and made a part hereof, may be referred to herein as the “6th Floor Expansion Space.” Landlord and Tenant acknowledge and agree that Tenant is, as of the date hereof, subleasing and occupying the 6th Floor Expansion Space pursuant to that certain Sublease dated as of August 25, 2008 by and between Tenant (as subtenant) and Omniture, Inc. (as sublandlord), the term of which sublease expires on January 31, 2013.

2.2. 6th Floor Expansion Commencement Date. Effective as of February 1, 2013 (“6th Floor Expansion Commencement Date”), Tenant shall lease from Landlord and Landlord shall lease to Tenant the 6th Floor Expansion Space. Accordingly, effective upon the 6th Floor Expansion Commencement Date, the Existing Premises shall be increased to include the 6th Floor Expansion Space. Landlord and Tenant hereby stipulate and agree that such addition of the 6th Floor Expansion Space to the Existing Premises shall, effective as of the 6th Floor Expansion Commencement Date, increase the number of rentable square feet leased by Tenant in the Building to a total of 80,186 rentable square feet. Effective as of the 6th Floor Expansion Commencement Date, all references to the “Premises” shall mean and refer to the Existing Premises as expanded by the 6th Floor Expansion Space.

2.3. 6th Floor Expansion Rent. Tenant shall commence to pay Monthly Base Rent (in addition to all additional rent payable by Tenant) for the 6th Floor Expansion Space on February 1, 2013 pursuant to the per square foot schedule as outlined in Section 4.1 below.

3. New Term and Option to Extend.

3.1. New Term. The term (“New Term”) of Tenant’s lease of the Existing Premises shall be deemed restated to begin as of November 1, 2010 and shall expire, unless sooner terminated or extended as provided in the Lease (as modified by this First Amendment), on October 31, 2017 (“New Expiration Date”). The term of Tenant’s lease of the 6th Floor Expansion Space shall commence on the 6th Floor Expansion Commencement Date (as defined above) and shall expire on the New Expiration Date.

3.2. Option to Extend. In lieu of Section 2.2 of the Lease (which shall be deemed deleted in its entirety), Landlord hereby grants Tenant one (1) option (“Extension Option”) to extend the New Term for the entire Premises (including the Existing Premises, the 6th Floor Expansion Space and any other additional space leased by Tenant hereunder) for a period of five (5) years (“Option Term”), which option shall be exercisable only by written notice delivered by Tenant to Landlord as set forth below. The rights contained in this Section 3.2 shall be personal to the original Tenant executing this First Amendment (“Original Tenant”) and any Affiliate Assignee (as defined in Section 12 below) and may only be exercised by the Original Tenant or such Affiliate Assignee, as the case may be (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in the Lease (or the Affiliate Assignee’s interest in the Lease, as the case may be) if the Original Tenant (or such Affiliate Assignee, as the case may be) occupies at least seventy percent (70%) of the rentable square footage of the Premises then leased by Tenant as of the date Tenant provides its Extension Notice to Landlord.

3.2.1 Option Rent. The rent payable by Tenant during the Option Term (“Option Rent”) shall be equal to the “Market Rent” (defined below), but in no event shall the Option Rent be less than Tenant is paying under the Lease, as amended by this First Amendment, on the month immediately preceding the Option Term for Monthly Base Rent, including all escalations, Direct Expenses, additional rent and other charges. “Market Rent” shall mean the applicable base rent, including all escalations, operating expenses, taxes, additional rent and other charges at which tenants, as of the time of Landlord’s “Option Rent Notice” (as defined below), are entering into leases for non-sublease, non-encumbered, space comparable in size, location and quality to the Premises in renewal transactions for a term comparable to the Option Term which comparable space is located in office buildings comparable to the Building in the Sorrento Mesa area of San Diego County, California, taking into consideration the value of the existing improvements in the Premises to Tenant, as compared to the value of the existing improvements in such comparable space, with such value to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by Tenant with consideration given to the fact that the improvements existing in the Premises are specifically suitable to Tenant.

3.2.2 Exercise of Option. Such Extension Option must be exercised, if at all, by written notice (“Extension Notice”) delivered by Tenant to Landlord no earlier than the date which is fifteen (15) months, and no later than the date which is twelve (12) months, prior to the expiration of the New Term. In reference to the foregoing, Landlord agrees to provide Tenant with written notice no earlier than the date which is eighteen (18) months, and no later than the date which is fifteen (15) months, prior to expiration of the New Term advising Tenant of the inception of the foregoing Option exercise period.

3.2.3 Determination of Fair Market Rental Rate. Landlord’s determination of fair market rental rate shall be delivered to Tenant in writing (“Option Rent Notice”) not later than the later of (i) thirty (30) days following Landlord’s receipt of Tenant’s Extension Notice or (ii) eight (8) months prior to the expiration of the New Term. Tenant will have fifteen (15) business days (“Tenant’s Review Period”) after receipt of Landlord’s Option Rent Notice of the fair market rental rate within which to accept such fair market rental rate or to object thereto in writing. Tenant’s failure to accept the fair market rental rate submitted by

Landlord in writing within Tenant’s Review Period will conclusively be deemed Tenant’s disapproval thereof. If Tenant objects to the fair market rental rate submitted by Landlord within Tenant’s Review Period, then Landlord and Tenant will attempt in good faith to agree upon such fair market rental rate using their best good faith efforts. If Landlord and Tenant fail to reach agreement on such fair market rental rate within ten (10) days following the expiration of Tenant’s Review Period (the “Outside Agreement Date”), then each party’s determined shall be submitted to appraisal in accordance with the following provisions of this Section 3.2.

3.2.4 Arbitration.

(1) Landlord and Tenant shall each appoint one independent, unaffiliated, neutral appraiser who shall by profession be a real estate broker who has been active over the five (5) year period ending on the date of such appointment in the valuation of leases of Comparable Buildings. Each such appraiser will be appointed within twenty (20) days after the Outside Agreement Date.

(2) The two (2) appraisers so appointed shall, within ten (10) days of the date of the appointment of the last appointed appraiser, agree upon and appoint a third appraiser who shall be qualified under the same criteria set forth herein above for qualification of the initial two (2) appraisers.

(3) The determination of the appraisers shall be limited solely to the issue of whether Landlord’s or Tenant’s last proposed (as of the Outside Agreement Date) new fair market rental rate for the Premises (or the fair market rental rate for the 5th Floor Expansion Space, as applicable) is the closest to the actual new fair market rental rate for the Premises as determined by the appraisers taking into account the requirements of Sections 3.2.1 and 3.2.3 above and this Section 3.2.4 regarding same.

(4) The three (3) appraisers shall, within fifteen (15) days of the appointment of the third appraiser, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted new fair market rental rate (i.e., the appraisers may only select Landlord’s or Tenant’s submission and may not select a compromise position), and shall notify Landlord and Tenant thereof.

(5) The decision of the majority of the three (3) appraisers shall be binding upon Landlord and Tenant. The cost of each party’s appraiser shall be the responsibility of the party selecting such appraiser, and the cost of the third appraiser (or arbitration, if necessary) shall be shared equally by Landlord and Tenant.

(6) If either Landlord or Tenant fails to appoint an appraiser within the time period in Section 3.2.4(1) hereinabove, the appraiser appointed by one of them shall reach a decision, notify Landlord and Tenant thereof and such appraiser’s decision shall be binding upon Landlord and Tenant.

(7) If the two (2) appraisers fail to agree upon and appoint a third appraiser, both appraisers shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association (but subject to the requirements of Sections 3.2.1 and 3.2.3 and this Section 3.2.4).

(8) In the event that the new Monthly Base Rent is not established prior to end of the New Term, the Monthly Base Rent immediately payable at the commencement of the Option Term shall be the Monthly Base Rent payable in the immediately preceding month. Notwithstanding the above, once the fair market rental is determined in accordance with this Section 3.2, the parties shall settle any underpayment or overpayment on the next Monthly Base Rent payment date falling not less than thirty (30) days after such determination.

3.2.5 No Defaults. Notwithstanding anything above to the contrary, such Extension Option is not assignable separate and apart from the Lease, nor may such Extension Option be separated from the Lease in any manner, either by reservation or otherwise. Tenant shall have no right to exercise such Extension Option, notwithstanding any provision of the grant of the Extension Option to the contrary, and Tenant’s exercise of such Extension Option may, at Landlord’s option, be nullified by Landlord and deemed of no further force or effect, if Tenant shall be in Default under the terms of the Lease (as modified by this First Amendment) after the expiration of applicable cure periods as of Tenant’s exercise of any such Extension Option or at any time after the exercise of such Extension Option and prior to the commencement of the Option Term.

4. Base Rent and Base Rent Abatement.

4.1. Base Rent. Notwithstanding anything in the Lease to the contrary, during the New Term, Tenant shall pay Base Rent for the Premises (including, on the 6th Floor Expansion Commencement Date of February 1, 2013, the 6th Floor Expansion Space) as follows:

Period	Annual Base Rent	Monthly Base Rent	Monthly Base Rent Per RSF

*November 1, 2010 – October 31, 2011	$1,699,801.20	$141,650.10	$2.30

*November 1, 2011 – October 31, 2012	$1,759,294.24	$146,607.85	$2.381

*November 1, 2012 – January 31, 2013	$455,217.39	$151,739.13	$2.464

**February 1, 2013 – October 31, 2013	$1,778,073.03	$197,563.67	$2.464

**November 1, 2013 – October 31, 2014	$2,453,740.78	$204,478.40	$2.550

**November 1, 2014 – October 31, 2015	$2,539,621.71	$211,635.14	$2.639

**November 1, 2015 – October 31, 2016	$2,628,508.47	$219,042.37	$2.732

**November 1, 2016 – October 31, 2017	$2,720,506.27	$226,708.86	$2.827

*	Existing Premises only (based on 61,587 RSF)
**	Existing Premises and 6th Floor Expansion Space (based on 80,186 RSF)

4.2. Base Rent Abatement. Notwithstanding anything above to the contrary, and provided that Tenant faithfully performs all of the terms and conditions of the Lease, as amended by this First Amendment, Landlord hereby agrees to abate Tenant’s obligation to pay Base Rent for the Existing Premises during the period from November 1, 2010 and continuing until October 31, 2011 (the “Base Rent Abatement Period”). Accordingly and notwithstanding anything in Section 4.1 above to the contrary, the Monthly Base Rent abated during the Base Rent Abatement Period from November 1, 2010 until October 31,2011 shall be equal to One Hundred Forty-One Thousand Six Hundred Fifty and 10/100 Dollars ($141,650.10) per month (collectively, the “Abated Rent”). During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease, as amended by this First Amendment. In the event of a default by Tenant under the terms of the Lease, as amended by this First Amendment, that results in early termination pursuant to the provisions of Article 19 of the Lease, then as a part of the recovery set forth in Article 19 of the Lease, Landlord shall be entitled to the recovery of the Abated Rent that was abated under the provisions of this Section 4.2.

5. Base Year and Tenant’s Share of Direct Expenses (and Electricity Costs). Effective as of the 6th Floor Expansion Commencement Date and continuing throughout the expiration or earlier termination of the Lease, (i) Tenant’s Share of Direct Expenses (and Electricity Costs) for the Premises (including the Existing Premises and the 6th Floor Expansion Space) shall be 65.30% (but subject to increase in the event Tenant leases additional space pursuant to this First Amendment and in addition to the Building’s Share of Direct Expenses

(and Electricity Costs) as defined in the Summary of the Lease). Effective as of the commencement of the New Term, the Base Year for the Existing Premises shall be deemed changed to the calendar year 2011. Effective as of the 6th Floor Expansion Commencement Date, the Base Year for the 6th Floor Expansion Space shall be the calendar year 2013.

6. Condition of the Premises and Refurbishment Allowances.

6.1. Condition of the Premises. Tenant hereby agrees to accept the Premises (including the Existing Premises and the 6th Floor Expansion Space) in their “As-Is” condition and Tenant hereby acknowledges that Landlord, except as otherwise expressly provided in Section 6.2 below, shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises.

6.2. Refurbishment Allowances. Notwithstanding anything to the contrary contained herein, Tenant shall be entitled to renovate the then-existing tenant improvements in the Existing Premises and 6th Floor Expansion Space in accordance with this Section 6.2 and otherwise in accordance with Article 8 of the Lease. In connection therewith, Tenant shall, so long as no event of Default exists under the Lease, be entitled to (i) a one-time tenant refurbishment allowance in the amount up to, but not exceeding, Seven Dollars ($7.00) per rentable square foot of the Existing Premises (i.e., up to, but not exceeding, Four Hundred Thirty-One Thousand One Hundred Nine Dollars ($431,109.00) based on 61,587 rentable square feet in the Existing Premises) (the “Existing Premises Refurbishment Allowance”) for the costs relating to the design and construction of certain renovations to the then-existing tenant improvements in the Existing Premises that are to be permanently affixed to the Existing Premises (the “Existing Premises Refurbished Improvements”), and (ii) a one-time tenant refurbishment allowance in the amount up to, but not exceeding, Five Dollars ($5.00) per rentable square foot of the 6th Floor Expansion Space (i.e., up to, but not exceeding, Ninety-Two Thousand Nine Hundred Ninety-Five Dollars ($92,995.00) based on 18,599 rentable square feet of the 6th Floor Expansion Space) (the “6th Floor Refurbishment Allowance”) for the costs relating to the design and construction of certain renovations to the then-existing tenant improvements in the 6th Floor Expansion Space that are to be permanently affixed to the 6th Floor Expansion Space (the “6th Floor Refurbished Improvements”). The Existing Premises Refurbishment Allowance and the 6th Floor Refurbishment Allowance are collectively referred to herein as the “Refurbishment Allowances.” The Existing Premises Refurbishment Improvements and the 6th Floor Refurbishment Improvements are collectively referred to herein as the “Refurbished Improvements.” In no event shall Landlord be obligated to make disbursements under this Section 6.2 in a total amount which exceeds the Refurbishment Allowances.

6.2.1 Refurbishment Allowance Items. The Refurbishment Allowances shall be disbursed by Landlord following completion of the applicable Refurbished Improvements for the following items and costs only (collectively, the “Refurbishment Allowance Items”):

(A) Payment of the fees of the architect and engineer(s) retained by Tenant (if any), and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the review of the plans and specifications prepared for the Refurbished Improvements (“Refurbishment Drawings”);

(B) The payment of plan check, permit and license fees relating to construction of the Refurbished Improvements;

(C) The cost of construction of the Refurbished Improvements, including, without limitation, testing and inspection costs, trash removal costs, and contractors’ fees and general conditions;

(D) The cost of any changes to the Refurbishment Drawings or Refurbished Improvements required by applicable building codes;

(E) Sales and use taxes and Title 24 fees; and

(F) Landlord’s Supervision Fee (as defined in Section 6.2.3 below).

6.2.2 Disbursement of Refurbishment Allowances. Provided that an event of Default does not exist under the Lease (as amended herein), upon completion of the applicable Refurbished Improvements, Landlord shall make a disbursement of the applicable Refurbishment Allowances for the applicable Refurbishment Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows:

(A) Disbursement. Tenant shall deliver to Landlord: (i) a request for payment of Tenant’s general contractor (“Contractor”), which Contractor shall be retained by Tenant and shall be subject to Landlord’s reasonable prior written approval, and which request shall be approved by Tenant, in a form to be provided by Landlord; (ii) invoices from all subcontractors, laborers, materialmen and suppliers used by Tenant in connection with the applicable Refurbished Improvements (such subcontractors, laborers, materialmen and suppliers, and the Contractor may be known collectively as “Tenant’s Agents”), for labor rendered and materials delivered to the Premises for such Refurbished Improvements; (iii) executed unconditional mechanics’ lien releases from all of Tenant’s Agents in such form and content as required by Landlord; and (iv) all other information reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request except for punch list items. Within thirty (30) days after Landlord’s receipt of the applicable information described in items (i) through (iv) above, Landlord shall deliver a check made payable to Tenant in payment of the amounts so requested by Tenant (but in no event to exceed the amount of the applicable Refurbishment Allowance), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the Refurbishment Drawings, or due to any substandard work. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

(B) Other Terms. Except as otherwise provided above, Landlord shall only be obligated to make disbursements from the Refurbishment Allowances to the extent costs are incurred by Tenant for the applicable Refurbishment Allowance Items. All Refurbishment Allowance Items for which the applicable Refurbishment Allowance has been made available shall be deemed Landlord’s property. In no event shall Tenant be entitled to any credit for any unused portion of the Refurbishment Allowances. All drafts of the Refurbishment Drawings shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed. In addition, all of Tenant’s Agents shall be subject to Landlord’s prior written approval (which approval shall not be unreasonably withheld), except that subcontractors of Landlord’s selection shall be retained by the Contractor to perform all life safety, mechanical, electrical, plumbing, structural and heating, ventilation and air conditioning work. Notwithstanding anything in this Section 6.2 to the contrary, (i) in no event will Tenant be entitled to receive any portion of the Existing Premises Refurbishment Allowance for Existing Premises Refurbished Improvements that have not been completed on or before December 31, 2011 (and as long as Tenant has complied with the requirements of Section 6.2.2(A) above on or before such date), and (ii) in no event will Tenant be entitled to receive any portion of the 6th Floor Refurbishment Allowance for 6th Floor Refurbished Improvements that have not been completed on or before December 31, 2013 (and as long as Tenant has complied with the requirements of Section 6.2.2(A) above on or before such date).

6.2.3 Landlord Supervision Fee. Tenant shall pay a supervision fee (the “Landlord Supervision Fee”) to Landlord in an amount equal to the product of (i) one percent (1%) and (ii) the amount of the Refurbishment Allowances actually disbursed by Landlord hereunder.

6.2.4 No Rent Abatement. Tenant acknowledges that the work to be performed by Tenant pursuant to this Section 6.2 above shall be performed (if at all) during the New Term, that Tenant shall be entitled to (but shall not be obligated to) conduct business throughout the course of construction of such renovations and that Tenant shall not be entitled to any abatement of rent, nor shall Tenant be deemed to be constructively evicted from the Premises, as a result of the construction of such renovations.

7. Right of First Refusal. During the New Term and in the event Tenant does not exercise its option to lease the Expansion Space pursuant to Section 8 below, Tenant shall have a continuing (subject to the terms hereof) right of first refusal with respect to the entire space located on the fourth (4th) floor in the Building (the “Fourth Floor First Refusal Space”) (the

“First Refusal Space”), which Fourth Floor First Refusal Space consists of approximately 21,352 rentable square feet and is more particularly described on Exhibit “B-1” attached hereto. Notwithstanding the foregoing (i) the lease term for Tenant’s lease of the First Refusal Space shall commence only following the expiration or earlier termination of any existing lease pertaining to the First Refusal Space (collectively, the “Superior Leases”), including any renewal or extension of any such existing lease, whether or not such renewal or extension is pursuant to an express written provision in such lease, and regardless of whether any such renewal or extension is consummated pursuant to a lease amendment or a new lease, and (ii) such first refusal right shall be subordinate and secondary to all rights of expansion, first refusal, first offer or similar rights granted to the tenants of the Superior Leases (the rights described in items (i) and (ii), above to be known collectively as “Superior Rights”).

7.1. Procedure. Landlord shall notify Tenant (the “First Refusal Notice”) from time to time when (i) Landlord receives a bona fide proposal that Landlord would be willing to accept or to which Landlord would deliver a counterproposal it would be willing to accept for all or any portion of the First Refusal Space, or (ii) Landlord otherwise decides to commence to market such First Refusal Space, in each case where no Superior Rights exist. The First Refusal Notice shall describe the space so offered to Tenant and shall set forth the proposed economic terms and conditions applicable to Tenant’s lease of such space and contained in such proposal or counterproposal (collectively, the “First Refusal Economic Terms”).

7.2. Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first refusal with respect to the space described in the First Refusal Notice, then within ten (10) business days after delivery of the First Refusal Notice to Tenant, Tenant shall deliver notice (the “ROFR Exercise Notice”) to Landlord of Tenant’s exercise of its right of first refusal with respect to the entire space described in the First Refusal Notice and on the First Refusal Economic Terms contained therein. If Tenant does not exercise its right of first refusal within the ten (10) business day period (on all of the First Refusal Economic Terms), then Landlord shall be free to lease the space described in the First Refusal Notice to anyone to whom Landlord desires on any terms Landlord desires and Tenant’s right of first refusal set forth in this Section 7 shall thereupon automatically terminate; provided, however, that if Landlord does not enter into a lease or leases of all of the First Refusal Space identified by Landlord in such First Refusal Notice within six (6) months after the date Landlord first delivered such First Refusal Notice to Tenant, then Landlord shall submit to Tenant a new First Refusal Notice with respect to any such unleased First Refusal Space prior to the first time after such 6-month period that Landlord intends to submit a First Refusal Notice, provided that no Superior Right holder wishes to lease such space in which event the foregoing procedures shall again apply following Tenant’s receipt of such new First Refusal Notice. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first refusal, if at all, with respect to all of the space comprising the First Refusal Space offered by Landlord to Tenant at any particular time (as described in the First Refusal Notice), and Tenant may not elect to lease only a portion thereof or object to any of the First Refusal Economic Terms.

7.3. Construction of First Refusal Space. Tenant shall take the First Refusal Space in its “As Is” condition (unless otherwise provided in the First Refusal Notice as part of the First Refusal Economic Terms), and Tenant shall be entitled to construct improvements in the First Refusal Space at Tenant’s expense, in accordance with and subject to the provisions of Article 8 of the Lease.

7.4. Lease of First Refusal Space. If Tenant timely exercises Tenant’s right to lease the First Refusal Space as set forth herein, Landlord and Tenant shall execute an amendment adding such First Refusal Space to the Lease upon the First Refusal Economic Terms set forth in Landlord’s First Refusal Notice and upon the same non-economic terms and conditions as applicable to the Premises then leased by Tenant under the Lease. Except as otherwise provided in the First Refusal Notice (as part of the First Refusal Economic Terms), Tenant shall commence payment of rent for the First Refusal Space and the Term of the First Refusal Space shall commence upon the date of delivery of such First Refusal Space to Tenant. The Term for the First Refusal Space shall be as provided in the First Refusal Notice (as part of the First Refusal Economic Terms).

7.5. No Defaults. The rights contained in this Section 7 shall be personal to the Original Tenant and any Affiliate Assignee and may only be exercised by the Original Tenant or such Affiliate Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in the Lease if the Original Tenant or such Affiliate Assignee actually occupies the entire Premises then leased by Original Tenant (or such Affiliate Assignee) as of the date of Tenant’s exercise of its right of first refusal. In addition, at Landlord’s option and in addition to Landlord’s other remedies set forth in the Lease, at law and/or in equity, Tenant shall not have the right to lease the First Refusal Space as provided in this Section 7 if, as of the date of the First Refusal Notice, or, at Landlord’s option, as of the scheduled date of delivery of such First Refusal Space to Tenant, Tenant is in Default under the Lease beyond the expiration of all applicable notice and cure periods or has previously been in Default under the Lease (as modified by this First Amendment) more than once.

8. Expansion Right.

8.1. In General. Provided that Tenant is not in Default under the Lease (beyond the expiration of all applicable notice and cure periods), Landlord hereby grants Tenant a one-time option to lease the entirety of the fourth (4th) floor of the Building on the terms set forth in this Section 8 (the “4th Floor Expansion Space”), which 4th Floor Expansion Space is more particularly described on Exhibit “B-1” attached hereto.

8.2. Method of Exercise. The expansion option contained in this Section 8 shall be exercised by Tenant providing written notice (“Expansion Exercise Notice”) to Landlord on or before January 31, 2012. The commencement date of Tenant’s lease of the 4th Floor Expansion Space shall be ninety (90) days after the date Landlord delivers the 4th Floor Expansion Space to Tenant (and Tenant shall be obligated to accept such space upon Landlord’s delivery of the same to Tenant) (“4th Floor Expansion Space Commencement Date”). Tenant’s lease of the 4th Floor Expansion Space shall be on the same terms and conditions as Tenant’s lease of the Premises throughout the New Term, including, without limitation, the same Base Rent rate (per rentable square foot) as then applies to the Premises (and subject to the scheduled per rentable square foot Base Rent increases set forth in Section 4.1 above); provided, however, that (i) Tenant’s Share of Direct Expenses (and Electricity Costs) shall be increased to take into account the additional number of rentable square feet of the 4th Floor Expansion Space, and (ii) Tenant shall be entitled to a one-time refurbishment allowance for the applicable 4th Floor Expansion Space in the amount of Ten Dollars ($10.00) per rentable square foot (the “4th Floor Expansion Space Refurbishment Allowance”), the disbursement of which 4th Floor Expansion Space Refurbishment Allowance shall be subject to the terms and conditions of Section 6.2 above and otherwise in accordance with Article 8 of the Lease (provided that the dates set forth in Section 6.2.2(B) above shall be deemed revised to be that date which is twelve (12) months following the Expansion Space Commencement Date. The Lease Term for the 4th Floor Expansion Space and Tenant’s obligation to pay rent with respect to the 4th Floor Expansion Space shall commence on the 4th Floor Expansion Space Commencement Date and shall expire co-terminously with Tenant’s lease of the Premises.

8.3. Amendment to Lease. If Tenant timely exercises Tenant’s right to lease the 4th Floor Expansion Space as set forth herein, Landlord and Tenant shall execute an amendment adding the 4th Floor Expansion Space to the Lease upon the same non-economic terms and conditions as the Premises then leased by Tenant under the Lease, except as provided herein. Landlord shall not be liable to Tenant or otherwise be in default hereunder in the event that Landlord is unable to timely deliver the 4th Floor Expansion Space to Tenant due to the failure of any existing tenant to vacate and surrender to Landlord the Expansion Space, or any portion thereof.

8.4. No Defaults. The rights contained in this Section 8 shall be personal to the Original Tenant and any Affiliate Assignee, may only be exercised by the Original Tenant or such Affiliate Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest (or Affiliate Assignee’s interest) in the Lease) if the Original Tenant or such Affiliate Assignee actually occupies the entire Premises then leased by Original Tenant or such Affiliate Assignee as of the date Tenant exercises its expansion option. Notwithstanding anything above to the contrary, Tenant shall not have the right to lease the 4th Floor Expansion Space as provided in this Section 8, if, as of the date of the Expansion Exercise Notice, or, at Landlord’s option, as of the scheduled date of delivery of the 4th Floor Expansion Space to Tenant, Tenant is in Default under the Lease (as modified by this First Amendment).

9. Conditional Must Take Space.

9.1. Must Take Space, Landlord and Tenant acknowledge and agree that the fifth (5th) floor of the Building (consisting of approximately 21,260 rentable square feet) is, as of the date hereof, leased by Landlord to Omniture, Inc. (the “5th Floor Existing Lease”) and subleased to DefenseWeb Technologies, Inc. (collectively, the “Existing Lease/Sublease”), Upon the full execution and delivery of this First Amendment by Landlord and Tenant, Landlord shall use good faith efforts to negotiate an early termination of the Existing Lease/Sublease (on terms satisfactory to Landlord in its sole discretion) such that Landlord is able to obtain possession of the entire fifth (5th) floor on or before March 31, 2011 (the “Condition Precedent”), In the event Landlord provides written notice to Tenant that the Condition Precedent has been (or will be) satisfied, then subject to the terms hereof, Tenant hereby agrees to add the fifth (5th) floor of the Building to the Premises (hereinafter referred to as the “Must Take Space”), which Must Take Space is outlined on Exhibit “C” attached hereto, Such addition of the Must Take Space to the Premises shall increase the total rentable square feet leased by Tenant in the Building to I 0 I ,446 rentable square feet.

9.2. Must Take Space Terms. The commencement date of Tenant’s lease of the Must Take Space shall be ninety (90) days after the date Landlord delivers such space to Tenant (and Tenant shall be obligated to accept such space upon Landlord’s delivery of the same to Tenant) (“Must Take Commencement Date”); provided, however, that in the event Landlord does not deliver possession of the Must Take Space to Tenant by April 1, 2011 (other than in the event the Condition Precedent is not satisfied), then Landlord shall provide Tenant with two (2) days of abatement of Base Rent (for the Must Take Space only) for each day past April 1, 2011 that Landlord fails to deliver possession of the Must Take Space to Tenant. Tenant’s lease of the Must Take Space shall be on the same terms and conditions as affect the Premises throughout the New Term, including, without limitation, the same Base Rent rate (per rentable square foot) as then applies to the Premises (and subject to the scheduled per rentable square foot Base Rent increases set forth in Section 4.1 above); provided, however, that (i) Landlord shall abate Tenant’s obligation to pay Monthly Base Rent for the first five (5) months of the Term of Tenant’s lease of the Must Take Space (provided that during such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease, as amended by this First Amendment and in the event of a default by Tenant under the terms of the Lease, as amended by this First Amendment, that results in early termination pursuant to the provisions of Article 19 of the Lease, then as a part of the recovery set forth in Article 19 of the Lease, Landlord shall be entitled to the recovery of such abated Base Rent), (ii) Tenant’s Share of Direct Expenses (and Electricity Costs) shall be increased to take into account the additional number of rentable square feet of the Must Take Space, and (iii) Tenant shall be entitled to a one-time refurbishment allowance for the Must Take Space in the amount of Ten Dollars ($10.00) per rentable square foot of the Must Take Space (i.e., Two Hundred Twelve Thousand Six Hundred Dollars ($212,600.00) based on 21,260 rentable square feet comprising the Must Take Space) (the “Must Take Refurbishment Allowance”), the disbursement of which Must Take Refurbishment Allowance shall be subject to the terms and conditions of Section 6.2 above and otherwise in accordance with Article 8 of the Lease (provided that the dates set forth in Section 6.2.2(B) above shall be deemed revised to be that date which is twelve (12) months following the Must Take Commencement Date. The Lease Term for the Must Take Space and Tenant’s obligation to pay rent with respect to the Must Take Space shall commence on the Must Take Commencement Date and shall expire co terminously with Tenant’s lease of the Premises. Prior to Landlord’s delivery of the Must Take Space to Tenant, Landlord and Tenant shall execute an amendment to the Lease, as amended herein, memorializing the addition of the Must Take Space to the Premises upon the terms and conditions set forth in this Section 9.

10. Exterior Signage. Subject to the approval of all applicable governmental and quasi-governmental entities, and subject to all applicable governmental and quasi-governmental laws, rules, regulations and codes and any covenants, conditions and restrictions affecting the Building, Landlord shall, in lieu of Tenant’s existing exterior sign rights set forth in Section 21.6 of the Lease, grant to Tenant the exclusive right to two (2) Building-top signs (collectively, “Exterior Signage”) containing the name “Active Network”, with one (1) such sign to be located on the west side of the Building and the other such sign to be located on the east side of the Building. The design, size, specifications, graphics, materials, manner of affixing, colors and lighting (if applicable) of Tenant’s Exterior Signage shall be (i) consistent with the quality and appearance of the Building and Building Complex and (ii) subject to the approval of all applicable governmental authorities, and Landlord’s reasonable approval. Tenant shall install

Tenant’s Exterior Signage at Tenant’s cost. As a condition to installing the Exterior Signage, Tenant shall remove (prior to Tenant’s installation of the Exterior Signage) Tenant’s existing eyebrow signage from the Building and repair any damage to the Building caused by such removal (all at Tenant’s sole cost and expense). In addition, Tenant shall pay all other costs attributable to the fabrication, installation, insurance, lighting (if applicable), maintenance and repair of Tenant’s Exterior Signage. The signage rights granted to Tenant under this Section 10 are personal to the Original Tenant and any Affiliate Assignee (but any name change to reflect the name of such Affiliate Assignee shall be subject to Landlord’s approval, which shall not be unreasonably withheld or delayed) and may not be exercised or used by or assigned to any other person or entity. In addition, Original Tenant (or such Affiliate Assignee, as the case may be) shall no longer have any right to the Exterior Signage if at any time during the Lease Term the Original Tenant (or such Affiliate Assignee, as the case may be) does not lease and occupy the entire Premises then leased by Tenant under the Lease (as modified by this First Amendment). Upon the expiration or sooner termination of the Lease, or upon the earlier termination of Tenant’s signage right under this Section 10, Landlord shall have the right to permanently remove the Exterior Signage and to repair all damage to the Building resulting from such removal and restore the affected area to its original condition existing prior to the installation of the Exterior Signage, and Tenant shall reimburse Landlord for the costs thereof. Landlord shall have the right to grant eyebrow signage under any lease where Landlord is leasing at least one (1) full floor in the Building to a tenant.

11. Security Deposit. Landlord and Tenant acknowledge and agree that, as of the date hereof, Landlord is holding a Security Deposit equal to One Hundred Eighty-Seven Thousand Two Hundred Twenty-Four and 48/100 Dollars ($187,224.48) under the Lease. Landlord shall continue to hold such Security Deposit in accordance with the terms and conditions of Article 20 of the Lease.

12. Affiliated Companies/Restructuring of Business Organization. Notwithstanding anything in the Lease to the contrary and in lieu of Tenant’s rights in the last sentence of Section 14.6 of the Lease, the assignment or subletting by Tenant of all or any portion of the Lease or the Premises to (i) a parent or subsidiary of Tenant, or (ii) any person or entity which controls, is controlled by or under common control with Tenant, or (iii) any entity which purchases all or substantially all of the assets of Tenant, or (iv) any entity into which Tenant is merged or consolidated (all such persons or entities described in (i), (ii), (iii) and (iv) being sometimes hereinafter referred to as “Affiliates”) shall not be deemed a Transfer under this Article 14 (and shall not entitle Landlord to receive any Transfer Premium pursuant to Section 14.1 of the Lease nor entitle Landlord to exercise any recapture rights), provided that:

(a)	Any such Affiliate was not formed as a subterfuge to avoid the obligations of Article 14 of the Lease;

(b)	Tenant gives Landlord prior written notice of any such assignment or sublease to an Affiliate;

(c)	Any such Affiliate has, as of the effective date of any such assignment or sublease, a tangible net worth and net income, in the aggregate, computed in accordance with generally accepted accounting principles (but excluding goodwill as an asset), which is equal to or greater than Tenant as of the effective date of any such assignment or sublease and sufficient to meet the obligations of Tenant under the Lease (as modified by this First Amendment);

(d)	Any such assignment or sublease shall be subject to all of the terms and provisions of the Lease, and such assignee or sublessee shall assume, in a written document reasonably satisfactory to Landlord and delivered to Landlord upon or prior to the effective date of such assignment or sublease, all the obligations of Tenant under the Lease; and

(e)	Tenant shall remain fully liable for all obligations to be performed by Tenant under the Lease.

An Affiliate that is an assignee of Tenant’s entire interest in the Lease may be referred to herein as an “Affiliate Assignee”. The last sentence of Section 14.6 of the Lease is hereby deemed deleted in its entirety.

13. Parking. As part of Tenant’s parking allocation set forth in the Lease, Tenant shall have the right to convert four (4) of Tenant’s unreserved parking passes to reserved parking passes in the parking structure at no additional cost to Tenant during the New Term (but subject to increase to Landlord’s then prevailing rate during the Option Term). Upon prior written notice to Landlord, Tenant shall also have the right to convert one (1) of Tenant’s unreserved parking passes on the lower level of the parking structure for the installation of a bike locker. Such bike locker shall be installed and maintained by Tenant at Tenant’s sole cost and expense. Landlord acknowledges and agrees that Tenant shall have the right to use, as part of (and not in addition to) Tenant’s parking allocation set forth in the Lease and on an exclusive basis, the parking located adjacent to the south side of the Building as shown cross-hatched on Exhibit “D” attached hereto. The terms and conditions of Article 8 shall govern the installation of such bike locker. Tenant’s obligations in Section 8.4 shall apply with full force and effect to all bike lockers maintained by Tenant in the parking structure. The location of such reserved parking passes and bike locker shall be determined by Landlord in its sole discretion and Landlord shall have the right to relocate the same from time to time during the Lease Term.

14. Brokers. Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this First Amendment other than Irving Hughes (“Tenant’s Broker”). Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder’s fee by any person or entity other than Tenant’s Broker (whose commission shall be paid by Landlord pursuant to a separate agreement) who claims or alleges that they were retained or engaged by the indemnifying party or at the request of such party in connection with this First Amendment.

15. Defaults. Tenant hereby represents and warrants to Landlord that, as of the date of this First Amendment, Tenant is in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and that Tenant knows of no events or circumstances which, given the passage of time, would constitute a default under the Lease by either Landlord or Tenant.

16. Exercise/Storage Areas. Subject to Tenant’s compliance with all applicable laws and any covenants, conditions and restrictions affecting the Project and the approval of all governmental entities, Tenant shall, throughout the New Term, have the non-exclusive right, at no additional rental cost, to use certain areas in the Building Complex designated by Landlord from time to time for Tenant to (i) conduct physical exercise programs and (ii) store equipment (pre-approved by Landlord in writing) related to such exercise programs (collectively, the “Exercise/Storage Areas”). Tenant agrees to accept the Exercise/Storage Areas in their “as-is” condition and Tenant hereby acknowledges that Landlord shall not be obligated to provide or pay for any improvement work or services related to the Exercise/Storage Areas. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Exercise/Storage Areas. Tenant hereby absolves Landlord and the Landlord Parties from any and all injuries, loss, cost, damage, expense and liability, whether foreseeable or not, from any cause whatsoever, that Tenant may suffer on account of its use of the Exercise/Storage Areas or that it or its agents, employees, principals, invitees, or licensees may suffer as a direct or indirect consequence of Tenant’s use of the Exercise/Storage Areas. In addition, Tenant hereby agrees to indemnify, defend, protect and hold Landlord and the Landlord Parties harmless from and against any injury, loss, cost, damage, liability, expense, claim, action or cause of action of any third party, whether foreseeable or not, resulting as a direct or indirect consequence of Tenant’s use of the Exercise/Storage Areas. Tenant shall be responsible, at Tenant’s sole cost and expense, for cleaning the Exercise/Storage Area and immediately adjacent common areas occasioned by Tenant’s use thereof (and if Tenant fails to do so, then Landlord shall have the right to clean the same at Tenant’s sole cost and expense). Tenant accepts the Exercise/Storage Areas without any warranties or representations. The Exercise/Storage Areas may not be transferred by Tenant. The provisions of the Lease with regard to the Premises, to the extent applicable and not inconsistent with the provisions of this Section 16 (including Tenant’s insurance and indemnity obligations in the Lease), shall be deemed to apply to the Exercise/Storage Areas when the same is in use by Tenant as though the Exercise/Storage Areas are part of the Premises. Landlord shall have the right, from time to time during the New Term, to relocate the Exercise/Storage Areas to other parts of the Building Complex. In no event shall Tenant’s use of the Exercise/Storage Areas cause a disruption to any other tenants of the Building Complex and, in such event, Tenant shall, upon notice from Landlord, immediately cease and desist its use of the same.

17. No Further Modification. Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

“LANDLORD”	AG/POP SEAVIEW CORPORATE, L.P., a Delaware limited partnership

	By:	Pacific Office Management, Inc., a Delaware corporation

	Its:	Authorized Agent

		By:	/s/ Jim Ingebritsen
		Name:	Jim Ingebritsen
		Title:	CEO

“TENANT”	THE ACTIVE NETWORK, INC., a Delaware corporation

	By:	/s/ Scott Mendel
	Name:	Scott Mendel
Title:

EXHIBIT “A”

OUTLINE OF 6TH FLOOR EXPANSION SPACE

P/C
FILES
ELEC.

SUMMARY

WORKSTATIONS	46
OFFICES	16
TOTAL	62

SEAVIEW
SIXTH FLOOR PLAN

0 8 16 32

PLAN NORTH

8/13/99

AUSTIN
VEUM
ROBBINS
PARSHALLE

EXHIBIT “A”

EXHIBIT “B-1”

OUTLINE OF 4TH FLOOR FIRST REFUSAL SPACE/4TH FLOOR EXPANSION SPACE

EXHIBIT “B-1”

EXHIBIT “C”

OUTLINE OF MUST TAKE SPACE

EXHIBIT “C”

EXHIBIT “D”

TENANT’S SPECIAL RESERVED PARKING LOCATION

NOT A PART
LOT 8
LOT 5
LOT 3
LOT 7
LOT 6
LOT 2
LOT 1
LOT 7
TELESIS COURT

EXHIBIT “D”